Exhibit 10.16

Amended and Restated

Change Of Control Agreement

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) by and between Alaska Air Group, Inc., a Delaware corporation (“Air Group”), and NAME (the “Executive”) is hereby amended and restated effective as of the DATE day of MONTH, YEAR. Except as expressly noted herein, the provisions hereof shall be effective as of such date.

The Board of Directors (the “Board”) of Air Group has determined that it is in the best interests of Air Group and its stockholders to ensure that Air Group and its subsidiaries will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2). The Board believes that it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to Air Group currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied, are competitive with those of other corporations, and align the Executive’s interests with those of Air Group’s stockholders. Therefore, in order to accomplish these objectives, the Board has caused Air Group to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	Certain Definitions

(a) “Accrued Obligations” is defined in Section 6(a)(i).

(b) “affiliated company” means any company controlled by, controlling or under common control with Air Group.

(c) “Annual Base Salary” is defined in Section 4(b)(i).

(d) “Annual Bonus” is defined in Section 4(b)(ii).

(e) “Business Combination” means (i) a reorganization, exchange of securities, merger or consolidation involving Air Group or (ii) the sale or other disposition of all or substantially all the assets of Air Group.

(f) The “Change of Control Period” means the period commencing on the date hereof and ending on the third anniversary of the date that Air Group gives notice to the Executive that the Change of Control Period shall be terminated.

(g) “Cause” means basis for termination for reason of admission by the Executive or substantiation by the Employer of:

(i)	embezzlement, dishonesty or other fraud, conviction of a felony or conspiracy against the Employer; or

(ii)	if prior to a Change of Control, any willful or intentional injury to either the Employer, its property, or its employees in connection with the business affairs of the Employer.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Effective Date” means the first date during the Change of Control Period on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Employer is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(j) “Employer” means, collectively, Air Group and any of its subsidiaries that employs the Executive.

(k) “Employment Period” is defined in Section 3.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Good Reason Separation” means the Executive’s voluntary Separation from Service within two years after the occurrence without the Executive’s consent of one or more of the following events:

(i)	the material reduction in the Executive’s annual base salary;

(ii)	the material diminution or reduction of the Executive’s authority, duties, or responsibilities;

(iii)	a material change in the geographic location at which the Executive must perform services; or

(iv)	any material breach by the Employer of any other provision of this Agreement;

provided, however, that an Executive shall not be entitled to a Good Reason Separation unless the Executive shall have furnished written notice to the Employer of the condition claimed to constitute the basis for the Good Reason Separation within 90 days of the initial existence of such condition, and the Employer shall have not remedied such condition within a period of 30 days after its receipt of such notice from the Executive.

(n) “Incentive Plan” means Air Group’s Management Incentive Plan.

(o) “Incumbent Director” means a member of the Board who has been either (i) nominated by a majority of the directors of Air Group then in office or (ii) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(p) “Notice of Termination” is defined in Section 5(a).

(q) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d) of the Exchange Act).

(r) “Recent Average Bonus” is defined in Section 4(b)(ii).

(s) “Retirement Plan” means the Employer’s funded pension plan or any successor plan thereto.

(t) “Separation from Service” (and its derivatives, such as “Separates from Service”) means a termination of services provided by the Executive to the Employer, whether such termination of services is voluntary or involuntary, as determined by the Board in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

(u) “Welfare Benefit Continuation” is defined in Section 6(b).

2.	Change of Control

For the purpose of this Agreement, a “Change of Control” means the occurrence of any of the following:

(a) the consummation of:

(i)	any consolidation or merger of Air Group in which Air Group is not the continuing or surviving corporation or pursuant to which shares of common stock of Air Group would be converted into cash, securities or other property, other than a merger of Air Group in which the holders of common stock of Air Group immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

(ii)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Air Group.

(b) at any time during a period of twenty-four (24) months, fewer than a majority of the members of the Board are Incumbent Directors. “Incumbent Directors” means:

(i)	individuals who constitute the Board at the beginning of such period; and

(ii)	individuals who were nominated or elected by all of, or a committee composed entirely of, the individuals described in (i); and

(iii)	individuals who were nominated or elected by individuals described in (ii).

(c) any Person shall, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of the then-outstanding securities of Air Group ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of members of the Board (“Voting Securities” to be calculated as provided in paragraph (d) of Rule 13d-3 in the case of rights to acquire common stock of Air Group) representing 20% or more of the combined voting power of the then-outstanding Voting Securities.

(d) approval by the stockholders of Air Group of any plan or proposal for the liquidation or dissolution of Air Group.

Unless the Board shall determine otherwise, a Change of Control shall not be deemed to have occurred by reason of any corporate reorganization, merger, consolidation, transfer of assets, liquidating distribution or other transaction entered into solely by and between Air Group and any Affiliate thereof, provided such transaction has been approved by at least two-thirds (2/3) of the Incumbent Directors (as defined above) then in office and voting.

3.	Employment Period

Air Group hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of Air Group, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”), in an executive capacity, responsible for, among other things, duties associated with such capacity, and, subject to the general supervision of the Board as required by the Delaware General Corporation Law, such other duties and responsibilities as are not inconsistent with the express terms of this Agreement. Such employment may be with Air Group or any of its principal operating subsidiaries, as appropriate to the management structure developed by Air Group. Air Group agrees that it will not take any action, or make any demands on the Executive, that may be deemed to arbitrarily, unreasonably or unnecessarily interfere with the performance of the services to be rendered by the Executive hereunder.

Prior to the Effective Date, the Executive’s employment with the Employer is at will.

4.	Terms of Employment

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be in accordance with Section 3 and (B) the Executive’s services shall be performed within the metropolitan area in which the Executive was situated immediately prior to the Effective Date, except for required travel in the Employer business to the extent consistent with the Executive’s duties in Section 3.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Employer and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Employer.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal installments in accordance with the regular payroll schedule applicable to similarly-situated executives, at least equal to 12 times the highest monthly base salary paid or payable to the Executive by the Employer in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. For purposes of this Agreement, Annual Base Salary shall not include any payments by the Employer on the Executive’s behalf pursuant to any incentive, savings or retirement plans, any welfare benefit plans or any fringe benefit plans, in each case, of the Employer or any affiliated company, of the type identified in paragraphs (iii) through (vi) of this Section 4(b), or any reimbursement of expenses by the Employer or any affiliated company in accordance with paragraph (v) of this Section 4(b), but shall include vacation pay in accordance with paragraph (viii) of this Section 4(b). During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Employer and any affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the greater of (A) the Executive’s target annual bonus (annualized if such target bonus is based on a period of less than 12 full months) in effect on the Effective Date and (B) the average annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Employer for less than 12 full months) bonus paid or payable, including by reason of any deferral, to the Executive by the Employer in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (the “Recent Average Bonus”). Each such Annual Bonus shall be paid between January 1 and March 15 of the year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, pursuant to the terms of the AAGI Nonqualified Deferred Compensation Plan (or any successor to that plan), to defer the receipt of such Annual Bonus.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Employer, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, that are less favorable, in the aggregate, than the most favorable of those provided by the Employer for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Employer.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Employer (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Employer, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Employer.

(v) Expenses. During the Employment Period, the Executive shall be entitled to reimbursement promptly, but in no event later than the end of the calendar year following the year in which the expense is incurred, for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Employer in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Employer.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Employer in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Employer. To the extent that a plan, practice, program, or policy provides for the reimbursement of the Executive’s expenses, such reimbursements shall be made promptly, but in no event later than the end of the calendar year following the year in which the expense is incurred.

(vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Employer as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Employer.

5.	Termination of Employment

(a) Termination. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. The Executive’s employment may be terminated at any time during the Employment Period for any reason by either the Executive or by the Employer, communicated by a notice of termination to the other party hereto given in accordance with Section 12(b) (a “Notice of Termination”).

(b) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Employer or by the Executive, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if the Executive’s employment is terminated by reason of death, the date of death of the Executive.

6.	Obligations of the Employer Upon Certain Terminations; Release

If the Executive’s employment is terminated during the Employment Period by the Executive in a Good Reason Separation or by the Employer without Cause, and such termination constitutes a Separation from Service:

(a) the Employer shall pay to the Executive in a lump sum in cash the aggregate of the following amounts:

(i) A lump sum amount equal to all payments to which the Executive would have been entitled during the Employment Period, but for the Separation from Service, including, without limitation, the aggregate amounts of the Executive’s Annual Base Salary (calculated in accordance with Section 4(b)(i) hereof) and the aggregate amounts of the Executive’s Annual Bonus (calculated in accordance with Section 4(b)(ii) hereof), payable in each case during the Employment Period, less any amounts comprising any portion of Annual Base Salary or Annual Bonus actually received by the Executive during the period commencing on the Effective Date and ending on the date of such Separation from Service.

(ii) A separate lump sum supplemental retirement benefit equal to the difference between (1) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Employer defined benefit retirement plan during the 90-day period immediately preceding the Effective Date) of the benefits payable under the Employer defined benefit retirement plans, the 1995 Elected Officers’ Supplementary Retirement Plan (or if applicable to the Executive the Defined Contribution OSRP Plan feature of the AAGI Nonqualified Deferred Compensation Plan) and any similar plans (other than the deferred bonus or deferred retention incentive features of the AAGI Nonqualified Deferred Compensation Plan) providing benefits for the Executive that the Executive would receive if the Executive’s employment continued at the compensation level provided for in Section 4(b) and for the remainder of the Employment Period (assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Effective Date), and (2) the actuarial equivalent (utilizing for this purpose the same assumptions as outlined above) of the Executive’s actual benefit paid (or payable), if any, under the foregoing plans; and

(b) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Employer shall continue benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 4(b)(iv) if the Executive had not incurred a Separation from Service in accordance with the most favorable plans, practices, programs or policies of the Employer as in effect and applicable generally to other executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Employer and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”). For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; provided, however, that the Executive shall be entitled to the more favorable of the retiree benefits in effect on the date of the Executive’s Separation from Service or the retiree benefits in effect on the date that would have been the last date of the Employment Period if the Executive had remained employed. Notwithstanding anything in this Section 6(b) to the contrary, in no event shall any health care benefit (whether for medical, dental, or vision care) that is subject to Code Section 409A be continued for a period longer than 18 months after the date of the Executive’s Separation from Service;

(c) to the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s family is eligible to receive pursuant to Section 4(b)(v) and (vi) of this Agreement under any plan, program, policy or practice or contract or agreement of the Employer as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally thereafter with respect to other peer executives of the Employer and their families (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). Notwithstanding anything in this Section 6(c) to the contrary, in no event shall any Other Benefit be paid to the extent that such payment would trigger any additional tax, penalty or interest imposed by Code Section 409A.

(d) Release. Notwithstanding anything else contained in this Agreement to the contrary, as a condition precedent to any Employer obligation to the Executive pursuant to this Section 6, the Executive shall, upon or promptly following his or her Separation from Service with the Employer, provide the Employer with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law; provided, however, that this release requirement shall not apply unless the Effective Date of this Agreement occurs on or after January 1, 2011. The Employer shall have no obligation to make any payment to the Executive pursuant to this Section 6 unless and until the release agreement contemplated by this Section 6(d) becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

(e) Timing of Payment. The lump sum amount specified in Section 6(a) above shall be paid upon or as soon as practicable after (and in all events within two and one-half months after) the date of the Executive’s Separation from Service; provided, however, that if the Employer’s obligation to make such payment is subject to the release requirement set forth in Section 6(d), such payment shall be made in the second calendar month following the month in which the Separation from Service occurs.

7.	Nonexclusivity of Rights

Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Employer and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Employer. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Employer or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.	Full Settlement; Resolution of Disputes

(a) The Employer obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as provided in Section 6(b), such amounts shall not be reduced whether or not the Executive obtains other employment. The Employer agrees to pay promptly upon invoice, to the full extent permitted by law, all legal fees and expenses that the Executive may incur as a result of any contest (regardless of the outcome thereof) by the Employer, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement).

(b) If there shall be any dispute between the Employer and the Executive (i) in the event of any termination of the Executive’s employment by the Employer, whether such termination was in connection with or in anticipation of a Change of Control so as to trigger the Effective Date under Section 1(i), then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was in connection with or in anticipation of a Change of Control, the Employer shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Employer would be required to pay or provide pursuant to Section 6 as though such termination were in connection with or in anticipation of a Change of Control; provided, however, that the Employer shall not be required to pay any disputed amounts pursuant to this Section 8(b) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

9.	Certain Adjustments

(a) In the event that the Effective Date of this Agreement occurs before January 1, 2011, the Executive becomes entitled to the payments or other benefits described in Section 6 hereof and the Executive becomes subject to the tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”) as a result of such payments and benefits and any other payments or benefits from the Employer required to be taken into account under Code Section 280G(b)(2) (collectively, “Parachute Payments”), the Employer shall pay to Executive an additional amount (the “Make-Whole Payment”) equal to the sum of (i) the Excise Tax payable to the Executive prior to the Make-Whole Payment and (ii) the Federal, state and local income tax and Excise Tax (including any interest or penalties thereon) payable upon all payments made under subparagraphs (i) and (ii) of this Section 9(a). The amount provided for in this Section 9(a) shall be paid as soon as it is administratively practicable for the Employer to determine such amount, but no later than the end of the calendar year next following the year in which the Executive remits the applicable taxes.

(b) In the event that the Effective Date of this Agreement occurs on or after January 1, 2011 and the Executive becomes entitled to any Parachute Payments, the Employer shall pay to the Executive a Make-Whole Payment in the amount and at the time determined in accordance with Section 9(a); provided, however, that if a reduction in the amount of the Parachute Payments by an amount up to but not in excess of ten percent (10%) of the amount of the Parachute Payments would avoid the imputation of any Excise Tax on the remaining Parachute Payments (after such reduction), then the Parachute Payments shall be reduced (but not below zero) so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax. Unless the Executive shall have given prior written notice to Air Group to effectuate a reduction in the Parachute Payments if such a reduction is required, Air Group shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity-based awards, then by reducing or eliminating any other remaining Parachute Payments. The preceding provisions of this Section 9(b) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(c) All determinations required to be made under this Section 9, including whether the Executive has received a Parachute Payment, shall be made by KPMG LLP (the “Accounting Firm”) which shall provide detailed supporting calculations to both the Employer and the Executive within 15 business days of the receipt of notice from the Executive that the Executive has received a payment under Section 6, or such earlier time as is requested by the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive.

10.	Confidential Information

The Executive shall hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer or any of its affiliated companies, and their respective businesses, that shall have been obtained by the Executive during the Executive’s employment by the Employer or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Employer, the Executive shall not, without the prior written consent of the Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Employer and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.	Successors

(a) This Agreement is personal to the Executive and without the prior written consent of the Employer shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding on the Employer and its successors and assigns.

(c) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, Employer shall mean the Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.	Miscellaneous

(a) This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

_____________________________

_____________________________

_____________________________

If to Air Group:

Alaska Air Group, Inc.

P.O. Box 68947

Seattle, WA 98168

Attention: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Employer may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Employer’s failure to insist on strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Employer may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Employer acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Employer, the employment of the Executive by the Employer is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Employer at any time. Moreover, if prior to the Effective Date, the Executive’s employment with the Employer terminates, then the Executive shall have no further rights under this Agreement.

(g) This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Section 409A.

(i) It is intended that any amounts payable under this Agreement and the Employer’s and the Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject the Executive to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(ii) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), the Executive shall not be entitled to any payments upon a termination of the Executive’s employment until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service with the Employer for any reason other than death, or (ii) the date of the Executive’s death. Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required by Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Employer therefor promptly after the end of such period. Any amounts otherwise payable to the Executive following a termination of his employment that are not so paid by reason of this Section 12(h)(ii) shall be paid as soon as practicable after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, the date of the Executive’s death). The provisions of this Section 12(h)(ii) shall only apply if, and to the extent, required to comply with Section 409A.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to authorization from the Board, Air Group has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

ALASKA AIR GROUP, INC.

By
Its Chairman and Chief Executive Officer

EXECUTIVE

NAME
TITLE

EXHIBIT A

GENERAL RELEASE AGREEMENT

1. Release. [            ] (the “Executive”), on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Alaska Air Group, Inc. (“Air Group”) and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them (hereinafter together and collectively referred to as the “Releasees”) with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which the Executive now owns or holds or has at any time heretofore owned or held or may in the future own or hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with the Executive’s service as an officer, director, employee, member or manager of any Releasee, the Executive’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this General Release Agreement (this “Agreement”), including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not apply to any obligation of the Employer to Executive pursuant to any of the following: (1) Section 6 of the Amended and Restated Change of Control Agreement between the Executive and Air Group dated as of [            , 2007] (the “Change of Control Agreement”); (2) any equity-based awards previously granted by Air Group to the Executive, to the extent that such awards continue after the termination of the Executive’s employment with Air Group and its subsidiaries in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (3) any right to indemnification that Executive may have pursuant to the Bylaws or Certificate of Incorporation of Air Group or under any written indemnification agreement with Air Group (or any of its subsidiaries or affiliates) or under applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that the Executive may in the future incur with respect to his or her service as an employee, officer or director of Air Group or any of its subsidiaries or affiliates; (4) with respect to any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any directors and officers liability insurance policy of Air Group (or any of its subsidiaries or affiliates); (5) any rights to continued medical or dental coverage that the Executive may have under the Consolidated Omnibus Budget Reconciliation Act; or (6) any rights to payment of the Executive’s accrued and vested benefits (if any) that Executive may have under a retirement plan sponsored or maintained by Air Group or any of its subsidiaries or affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. The Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2. Acknowledgement of Payment of Wages. The Executive acknowledges that he or she has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus or other wages), and usual benefits through the date of this Agreement.

3. Unknown Claims. It is the intention of the Executive in executing this Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. The Executive acknowledges that he or she may hereafter discover Claims or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, the Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts.

4. ADEA Waiver. The Executive expressly acknowledges and agrees that by entering into this Agreement, he or she is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. The Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, the Executive will receive consideration beyond that which he or she was already entitled to receive before entering into this Agreement;

(b) The Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) The Executive has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;

(d) The Executive was given a copy of this Agreement on [            ] and informed that he or she had twenty-one (21) days within which to consider the Agreement and that if he or she wished to execute this Agreement prior to expiration of such 21-day period, he or she should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;

(e) Nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(f) The Executive was informed that he or she has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if the Executive elects revocation during that time. Any revocation must be in writing and must be received by Air Group during the seven-day revocation period. In the event that the Executive exercises his or her right of revocation, neither Air Group nor the Executive will have any obligations under this Agreement.

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5. No Transferred Claims. The Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold Air Group and each of its subsidiaries and affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6. Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a) This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c) The Executive’s or Air Group’s failure to insist on strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or Air Group may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(d) This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Washington that the foregoing is true and correct.

EXECUTED this              day of             20        , at              County,             .

EXECUTIVE

[Name]

EXECUTED this              day of             20        , at              County,             .

ALASKA AIR GROUP, INC.

By:
[Name]
[Title]

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EXHIBIT A-1

ACKNOWLEDGMENT AND WAIVER

I,             , hereby acknowledge that I was given 21 days to consider the foregoing General Release Agreement and voluntarily chose to sign the General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Washington that the foregoing is true and correct.

EXECUTED this          day of             20__, at              County,             .

[Name]

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